THIS DEFINITIVE AGREEMENT AND SHARE ACQUISITION, (this "Agreement"), dated March 9, 2001, the ("Closing Date"), among defines the principal terms of a reverse acquisition between and among:

     A. Purchaser: THE THEME FACTORY, INC., a Nevada Corporation, (herein referred to as "TMFT"), located at 9005 Cobble Canyon Lane, Sandy, Utah 84403;

                                 And

     B. Seller (s): AQUAPURE INTERNATIONAL, INC., a Nevada corporation, (herein referred to as "API"), located at 4838 South Detroit Avenue, Tulsa, OK 74105; represented by the selling shareholders of API, as listed on Exhibit A, (herein referred to as "Selling Shareholders").

                            Witnessed by:

     C. Witness:    WATER STAR BOTTLING, INC., a Nevada Corporation, (herein
referred to as "WBI", located at PO Box 1685, Mesa, AZ 85211; which owns eighty-five percent of its subsidiary GEYSER PRODUCTS, LLC, a Delaware Limited Liability Company, (herein referred to as "GPL"), located at 205 East Southern Avenue, Suite 200, Mesa, AZ 85210;

                        W I T N E S S E T H:

     In this Agreement, the above (A) and (B) (collectively referred to as the "Parties," and each separately as a "Party") seek to memorialize a definitive legally binding agreement ("Definitive Agreement") providing for an Acquisition.

                             RECITALS:

     WHEREAS, as of the Closing Date, API had 105,000,000 shares of Capital Stock authorized, $.0001 par value, with 50 million shares of Common Stock authorized, 50 million shares Non-voting Preferred Stock authorized and 5 million shares of Voting preferred Stock authorized; API has 9,000,000 shares of Common Stock issued and Outstanding, and has no other Preferred or other securities issued or outstanding. Wherein the Selling Shareholders, as listed on Exhibit A, owned beneficially all of the 9,000,000 shares of issued and outstanding voting Common Stock of API on a fully diluted basis, with the percentage owned by each respectively. API has no outstanding options to acquire shares of its common stock, and no other rights, options, or warrants to purchase any other securities of API are outstanding.

     WHEREAS, the Boards of Directors of each of TMFT and API have determined that it is in the best interests of the companies and their respective shareholders to consummate the transactions and reorganization contemplated herein in which, subject to the terms and conditions of this Agreement, TMFT will acquire API as a wholly owned subsidiary and the Selling Shareholders will acquire stock of TMFT.

     WHEREAS, TMFT is a publicly held and traded company with access to the public securities and capital markets; and, API is a privately held corporation, with management expertise.

     WHEREAS, as of the Closing Date, TMFT had 25,000,000 shares of Common Stock authorized, of which 1,418,831 shares were issued and outstanding on a fully diluted basis, held by approximately 96 Shareholders, ; TMFT had no Preferred Stock authorized.

     WHEREAS, subject to the terms and conditions of this Agreement, TMFT desires to acquire one hundred (100%) percent of the issued and outstanding Common Stock of API, making the Company a wholly owned subsidiary of TMFT; and the Selling Shareholders desire to make a tax-free exchange of their shares of API solely for shares of TMFT, wherein API will remain a wholly owned subsidiary of TMFT.

     WHEREAS, the Boards of Directors of each of TMFT and API have determined that it is in the best interests of the companies and their respective shareholders to consummate the transactions and reorganization contemplated herein in which, subject to the terms and conditions of this Agreement, TMFT will acquire API as a wholly owned subsidiary and the Selling Shareholders will acquire stock of TMFT.

     WHEREAS, for Federal income tax purposes, the parties intend that the transactions and reorganization contemplated in this Agreement qualify as a non-taxable reorganization under Section 368 (a)(1) (B) of the Internal Revenue Code of 1986, as amended (the" Code"), and qualify under a purchase method of accounting;

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

                      ARTICLE I:  Acquisition

1.1. Acquisition.

     Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined herein) one-hundred percent of API held by the Selling Shareholders shall be exchanged solely with TMFT for Nine Million (9,000,000) shares of newly issued TMFT common voting stock ("TMFT shares"), the parties intend that the transaction shall qualify as a tax-free acquisition and corporate reorganization under Section 368 (a) (1) (B) and/or other related or other applicable sections there under.

     The Parties agree that the Selling Shareholders shall collectively transfer their API Shares to TMFT in exchange for 9,000,000 shares of TMFT common stock pursuant to a Subsequent Financing as defined in Section 6.13, and each Selling Shareholder shall receive the number of TMFT shares that corresponds to that Selling Shareholder's percentage ownership of the API Shares set forth on Exhibit A.

     Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined herein) one-hundred percent of the 9,000,000 shares issued and outstanding common stock of API shall be exchanged solely with TMFT for Nine Million (9,000,000) of newly issued TMFT common voting stock and that the transaction shall qualify as a tax-free acquisition and corporate reorganization under Section 368 (a) (1) (B) and/or related or other applicable sections there under.

     Selling Shareholders represent and warrant that they will hold such shares of TMFT common stock for investment purposes and not for public distribution and further agree that such shares will be restricted according to Rule 144 of the Securities Act of 1933, as amended.

     TMFT further desires to provide for the continuing operation of the business of API and, to that end, wishes to retain API as a wholly owned subsidiary of TMFT; and, obtain certain employment, with attached non-compete agreements with API, in the forms attached hereto.

1.2  Closing Time.

     Subject to terms and conditions of this Agreement as provided in Article VIII below, the closing of the exchange of the API Common Stock (the "Closing") shall take place at Boca Raton, Florida, on the ___ of February, 2001 at 5:00 P.M Eastern Standard Time (EST), or such other place, time and date as TMFT and API may mutually agree upon in writing ("Closing Time").

1.3  Upon Closing.

     Selling Shareholders will transfer and assign all right, title and interest in the API Capital stock, free and clear of any and all liens, claims, options, charges and encumbrances whatsoever. In Exchange, TMFT upon the satisfaction on a Subsequent Financing as defined by Section 6.13, will transfer and deliver the number of TMFT shares that correspond with each Selling Shareholder percent ownership of API. All additional documents required to complete the above transaction shall be a condition upon closing, and API, Selling Shareholders and TMFT acknowledge that said documents must be exchanged or delivered prior to or at closing, as listed in "Closing Documents", Exhibit C.

              ARTICLE II:  Representations and Warranties

     Of API and Shareholders

     API, and its Selling Shareholders, each represent and warrant to TMFT as follows:

2.1  Organization and Standing.

     API is a duly organized and validly existing corporation, and in good standing under the laws of the State of Nevada. API has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the property owned, operated or leased by it or the nature of the business conducted by it makes such qualification necessary.

2.2  Capitalization.

     All of the issued and outstanding shares of API Capital Stock have been validly issued, are fully paid and non-assessable; there is no right of first refusal option or other restriction on transfer applicable to any shares of any securities API. API has delivered to TMFT complete and accurate copies of its

     (a) Articles of Incorporation and Bylaws, each as amended through the date hereof;

     (b) Minutes of all of its directors' and Shareholders' meetings through the date hereof.

2.3  Rights to Acquire.

     (a) API does not have outstanding any preemptive or subscription rights, options, warrants, rights to convert, capital stock equivalents or other rights to purchase or otherwise acquire, now or in the future, any of its capital stock or other securities;

     (b) API does not have outstanding any stock appreciation rights or other rights granting to any person the right to be paid money or other property based on the value of securities of API;

     (c) There are no agreements, restrictions or understandings to which API or any Selling Shareholders is a party with respect to the sale, transfer or voting of any shares of the API Shares.

2.4  Subsidiaries.

     API does not own or control, directly or indirectly, any interest or investment (whether equity or debt) in any other corporation, partnership, business, trust or other entity.

2.5 Authority.

     (a) API has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all corporate action of API necessary for such execution, delivery and performance has been duly taken. Complete and correct copies, certified by the Secretary or Assistant Secretary of API, of the resolutions adopted by the Board of Directors, authorizing and ratifying the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, will be delivered upon Closing.

     (b) To the knowledge of API, the execution and delivery by API and each of the Selling Shareholders of this Agreement and the performance of the transactions contemplated by this Agreement will not result in any conflict with, breach or violation of or default, termination or forfeiture under (or upon the giving of notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination or forfeiture under) any terms or provisions of API's Articles of Incorporation or Bylaws, each as amended through the date hereof, or any statute, rule, regulation, judicial or governmental decree, order or judgment, agreement, lease or other instrument to which API or any Selling Shareholders is a party or to which any of its or their assets is subject and which individually or in the aggregate is material to API or any Selling Shareholders.

     (c) No consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental body is required for the consummation by API of the transactions contemplated by this Agreement.

     (d) Upon due execution and delivery by the parties hereto, this Agreement and the agreements related hereto would each be a legal, valid and binding obligation of API and Selling Shareholders. Such Agreement will be enforceable against API and API in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally.

2.6  Financial Statements.

     To the knowledge of API, API has no significant liabilities, receivables nor fixed assets. API shall make available to TMFT true and accurate listing of all financial data that would be required to be shown on a consolidated financial statement prepared in accordance with generally accepted accounting principles (collectively the " API Financials"). The books of account of API reflects actual transactions as of the dates shown thereon and provide a true and correct representation of substantially all items of income and expense, and all assets, liabilities and accruals of API required to be reflected therein under generally accepted accounting principles.

2.7  Material Changes.

     Since 31st of December, 2000, there has not been with respect to API:

     (a) Any material adverse change in its financial condition from that shown on the API Financials;

     (b) Any damage or loss, whether covered by insurance or not, materially and adversely affecting its business, property, assets or prospects; or

     (c) Any other event or condition materially and adversely affecting its results of operations or business or financial condition or prospects taken as a whole or any event which could have such an effect.

2.8 Accounts Receivable.

     (a) The Company represents that it has no accounts receivable outstanding as of the date of the API Financials.

     (b) None of API's accounts receivable are subject to any lien or claim of offset, setoff or counterclaim and neither API nor any Shareholders have any knowledge of any facts or circumstances that would give rise to any such lien or claim. There are no accounts receivable which are contingent upon the performance by API of future services. API's backlog as represented by released, valid purchase orders received in the ordinary course of business which by their terms were noncancellable, has all been shipped as of the date of this Agreement.

2.9  No Undisclosed Liabilities.

     API has no debts, liabilities or claims against it, contingent or otherwise, which would be of a nature required to be reflected in a balance sheet prepared in accordance with generally accepted accounting principles which are material individually or in the aggregate and which are not shown or fully provided for on the API Financials, except debts, liabilities and claims incurred in the ordinary course of business since the date of the API Financials which are not material in the aggregate. The applicable reserves reflected on the API Financials are sufficient for payment of all claims, asserted and unasserted, of customers to which API has sold products or provided services through such date. All products and services provided to customers by API have complied in all material respects with all requirements binding upon API, whether by law, regulation, agreement or otherwise.

2.10 Taxes.

     (a) To the knowledge of the API,

          (i) All federal, state, local and foreign tax returns and reports required to be filed to date, and which are properly open for examination under applicable statutes of limitation, with respect to the operations of API have been accurately prepared and duly filed, and all taxes shown as payable on such returns and reports have been paid when due, including, without limitation income, withholding, payroll, sales and use, and real and personal property taxes; and

          (ii) API has not executed or filed with any taxing authority any agreement extending the period for assessment or collection of any tax to a date subsequent to the date hereof; and

         (iii) No issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of API that has not been settled or resolved; and

          (iv) There is no pending claim, asserted deficiency or assessment for additional taxes that has not been paid, nor is there any basis for the assertion of any such claim, deficiency or assessment; and

           (v) No material special charges, penalties or fines have ever been asserted against API with respect to payment of or failure to pay any taxes; and

          (vi) The provision for taxes shown on the API Financials is sufficient for payment of all unpaid federal, state, local and foreign taxes (whether asserted or unasserted) incurred by API through such date.

     (b) API has not filed any consent to the application of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), or been subject to any actual or deemed election under Section 338 of the Code.

2.11 Tangible Assets and Inventories.

     To the knowledge of API, API has no material assets.

2.12 Real Property.

     To the knowledge of API, API currently neither owns nor leases any real property.

2.13 Environmental Matters.

     To the knowledge of API:

          (i) API has complied in all material respects with the Safe Drinking Water and Toxic Enforcement Act of 1986; and

          (ii) API has complied in all material respects with any and all other applicable statutes, rules and regulations in effect (and, to the knowledge of Shareholders or API any proposed statutes, rules and regulations) regarding the environment including, without limitation, statutes, rules and regulations regarding the production, handling, treatment and disposal of toxic chemicals and hazardous waste.

2.14 Health and Safety Matters.

     To the knowledge of API,

          (i) API has complied in all material respects with any and all applicable health and safety statutes, rules and regulations of state, local and federal authorities in effect (and, to the knowledge of Shareholders or API any proposed statutes, rules and regulations) regarding the production or distribution of any API product; and

          (ii) API has not violated any such statute, ordinance, rule, regulation or order of any agency or court, including the Food and Drug Administration, in any respect material to the conduct of its business and has not received any notice of any such violation from any agency of the type referred to herein.

2.15 Insurance.

     To the knowledge of API, API does not have nor has ever had any insurance policies in force.

2.16 Purchase, Sale and Other Agreements.

     (a) Except as disclosed to TMFT, API states that it is not a party or subject to any non-disclosed oral or written Agreement for the:

          (i) Purchase of inventory, supplies, equipment or other real or personal property, or the procurement of services; or

          (ii) Joint venture, partnership or other contract or arrangement involving the sharing of profits; or

         (iii) Agreement relating to the purchase or acquisition, by merger or otherwise, of a significant portion of the business, assets or securities of API by any other person or of any other person by API; or

          (iv) Agreement containing a covenant or covenants which purport to limit the ability or right of API or any Selling Shareholders to engage in any lawful business activity or compete with any person or entity; or

          (v) Agreements presently in effect pursuant to which API has appointed any organization or person to act as its distributor or sales agent or pursuant to which API has been appointed a distributor or sales agent by any third party; or

          (vi) Material contract or agreement not otherwise described in this Agreement that is not terminable by and without penalty to API.

     (b) To the knowledge of API:

          (i) A complete and accurate copy of each written agreement and other document identified has been disclosed and delivered to TMFT; and

          (ii) Each agreement or arrangement identified is, except to the extent fully performed at the date hereof, in full force and effect and valid and binding in accordance with its terms in all material respects except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general equity principles and to limitations on availability of equitable relief, (including specific performance). To the knowledge of the API, no party to any such contract, agreement or arrangement is in material default under, or intends to cancel, withdraw, modify or amend, any such contract, agreement or arrangement.

2.17 Intellectual Property.

     To the knowledge of API, API currently neither holds nor has filed for any recipes, formulas, trade secrets, trademarks, trade names, patents, copyrights, inventions nor discoveries.

     To the knowledge of API, API is not making use of any patentable or unpatentable invention or any confidential information in which any present or past employee of API has or has claimed an interest and API and Selling Shareholders are not aware of facts that could reasonably be expected to give rise to such a claim.

2.18 Employees and Consultants.

     (a) To the knowledge of API, API currently has neither consulting, employment agreements nor other material agreements, either oral or written, with individual consultants or employees to which API is a party. Except for the Officers and Directors of API, as agreed upon in this Agreement, no other officer, manager or key employee of API has notified API of an intention to terminate employment or to seek a material change in his terms of employment. Except as to be agreed upon by TMFT, no employee of API has accrued more than three (3) weeks of paid vacation. API agrees that at the closing all such consulting and employment agreements, bonus plans, employee stock option plans and/or other agreements between API and its Officers, Directors, Consultants or Employees shall be void and null.

     (b) API is not a party to any pension, retirement, profit sharing, savings, bonus, incentive, deferred compensation, group health insurance or group life insurance plan or obligation, employee welfare benefit plan, or collective bargaining agreement or other agreement, written or oral, with any trade or labor union, employees' association or similar organization.

     (c) API has delivered to counsel for TMFT

          (i) All documentation received by API relating to union activities, including but not limited to, correspondence or orders from the National Labor Relations Board and any state labor relations agencies or organizations, and

          (ii) All documentation relating to union activity and labor practices at API given by API to its employees. There are currently no agreements with any unions and no strikes or labor disputes pending or threatened by any of the employees of API.

     (d) To the knowledge of API,

          (i) API has complied in all material respects with all applicable laws or regulations relating to the employment of labor; and

          (ii) API has withheld all amounts required by law or agreement to be withheld from its employees for the payment of any tax or contribution.

     (e) There are no currently outstanding loans from API or to any officer, director or employee of API and no commitments to lend any money or other property to any such person.

     (f) To the knowledge of API,

          a. No employee is obligated under any agreement or judgment that would conflict with such employee's obligation to use his best efforts to promote the interests of API would conflict with API's or 's business as conducted or proposed to be conducted; and

          b. No employee of API is in violation of the terms of any employment agreement or any other agreement relating to such employee's relationship with any previous employer and no litigation is pending or threatened with regard thereto.

2.19 Bank Accounts.

     Exhibit D identifies all bank accounts used in connection with the operations of API whether or not such accounts are held in the name of API, lists the respective signatories therefore and lists the names of all persons holding a power of attorney from API and a summary statement of the terms thereof

2.20 Borrowings and Guarantees.

     To the knowledge of API, API has neither entered into any agreements nor undertakings to which API is borrowing nor is entitled to borrow any money, is lending nor has committed itself to lend any money, is a guarantor nor surety with respect to the obligations of any person.

2.21 Compliance with Laws.

     To the knowledge of API, the present conduct of the business of API does not violate any law, ordinance, regulation, judgment, order, decree or rule of any court, arbitrator or governmental agency or entity in any respect material to the conduct of its business and, to the knowledge of API or any Selling Shareholder, there are no laws, ordinances or regulations proposed, and legal or administrative proceedings or investigations pending or threatened, which, if enacted or determined adversely to API, could reasonably be expected to result, individually or in the aggregate, in any material adverse change in API 's business, prospects or financial condition..

2.22 Customers.

     To the knowledge of API, API has no nor has ever had any customers.

2.23 Absence of Litigation:

     Neither API, nor any officer or director of API nor any Selling Shareholders are engaged in, or has received any threat of, any litigation, arbitration, investigation or other proceeding relating to API or its employee benefit plans, property, business assets, licenses, permits or goodwill, or against or affecting the transactions contemplated by this Agreement, nor, to the knowledge of the API, is there any basis therefore.

2.24 Transactions.

     To the knowledge of API, API has no material contracts now in effect between API and any person who now is or at any time since inception has been an officer, director or controlling shareholder of API, other than salary and incentive compensation arrangements of a customary nature entered into in the ordinary course of business.

2.25 Accuracy of Documents

     The copies of all instruments, agreements, other documents and written information delivered to TMFT by API or any Selling Shareholders, or any of their representatives are and will be true and correct copies as of the date of delivery thereof. No representations or warranties made by API or any Shareholders in this Agreement nor any document, written information statement, financial statement, certificate or exhibit prepared and furnished or to be prepared and furnished by API or any Selling Shareholders, or their representatives, to TMFT pursuant hereto or in connection with the transactions contemplated hereby, taken as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading. There is no event, fact or condition which, to the knowledge and belief of the API, materially and adversely affects the business, assets, financial condition or prospects of API, or which could reasonably be expected to do so, which has not been set forth in this Agreement or the Exhibits hereto.

2.26 Title to Shares.

     Each Selling Shareholder has good, valid and marketable title to the API shares listed in opposite his or her respective name on Exhibit A attached hereto, free and clear of any and all liens, claims, options, charges and encumbrances whatsoever.

2.27 Authority of Shareholders

     Each Selling Shareholders has the absolute and unrestricted right, power and authority to sell, assign, transfer and deliver the API shares listed opposite his or her respective name on Exhibit A attached hereto, to execute this Agreement and the agreements related hereto, to make the representations, warranties and agreements contained herein and in the related agreements and to perform his or her obligations hereunder and under the agreements related hereto.

2.28 Representations of Selling Shareholders

     Each Selling Shareholders hereby represents and warrants to TMFT as of the date hereof that, to his or her knowledge, the representations and warranties of API and each other Selling Shareholders set forth herein are true and correct.

            ARTICLE III:   Representations And Warranties Of TMFT

     TMFT represents, warrants and covenants to API and Selling Shareholders as follows:

3.1  Organization and Standing.

     TMFT is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. TMFT is a fully reporting public company pursuant to section 15 (d) of the Exchange Act of 1934, as amended. The voting common stock currently trades on the NASDAQ Over The Counter (OTC) Electronic Bulletin Board under the symbol [OTC BB: TMFT]. The authorized capital stock of TMFT consists of: 25,000,000 shares of voting common stock, $.001 par value per share, and no shares of preferred stock. TMFT has currently 1,418,831 shares of common stock issued and outstanding held by approximately 96 shareholders of record, and has issued no preferred stock. TMFT has issued no options to acquire common shares, has no other obligations to issue shares of its common stock and has no other securities outstanding that are convertible into its common stock. TMFT's only publicly listed security is such voting common stock.

3.2  Authority:

     (a) TMFT has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, and all corporate action necessary for such execution, delivery and performance hereof and thereof by TMFT has been duly taken. Complete and correct copies, certified by the Secretary or Assistant Secretary of TMFT, of the resolutions adopted by the Board of Directors, authorizing and ratifying the execution and delivery of this Agreement and the consummation of the transactions contemplated herein,

     (b) Subject to TMFT obtaining all necessary consents, which consents have been obtained or will be obtained on or prior to the Closing Date, the execution and delivery by TMFT of this Agreement and the agreements related hereto do not, and the performance and consummation of the transactions contemplated by this Agreement and the agreements related hereto will not, result in any conflict with, breach or violation of or default, termination or forfeiture under (or upon the giving of notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination or forfeiture under) any terms or provisions of its Certificate of Incorporation or Bylaws, each as amended through the date hereof, or any statute, rule, regulation, judicial or governmental decree, order or judgment, agreement, lease or other instrument to which TMFT is a party or to which any of the assets of TMFT is subject and which individually or in the aggregate is material to TMFT.

     (c) Each consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental body which is required for the consummation by TMFT of the transactions contemplated by this Agreement has been obtained or will be obtained prior to or upon the Closing.

     (d) Upon due execution and delivery by the parties hereto, this
Agreement and the agreements related hereto will each be legal, valid and binding obligations of TMFT, enforceable against TMFT in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights
generally.  Except for the actions and   filings with the State of Nevada, the
Securities & Exchange Commission and the NASDAQ OTC Bulletin Board, hereof, no
consent, approval   or authorization of, exemption or other action by notice
or declaration, filing or registration with, any third party or governmental agency is required to be obtained, made or given by TMFT in connection with
the execution, delivery   and performance of this Agreement or the
consummation by TMFT of the transactions contemplated by this Agreement.

3.3  Absence of Litigation.

     Neither TMFT nor any officer or director of TMFT is engaged in, or has received any threat of any litigation, arbitration, investigation or other proceeding related to or affecting the transactions contemplated by this Agreement, nor to the knowledge of TMFT, is there any basis therefore. There is no litigation, arbitration, action or proceeding pending, or to the knowledge of TMFT, threatened, against or relating to TMFT, its properties or business.

3.4  No Liabilities.

     TMFT has no liabilities of any nature except to the extent reflected or reserved in its financial statements, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities and interest due or to become due, except for additional liabilities which may have been incurred in the ordinary course of business by TMFT since the date of the financial statements.

3.5  No Current Business Operations.

     TMFT has no present business operations or subsidiaries, and no liabilities or obligations of any nature and shall have no liabilities or obligations at time of Closing whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities and interest due or to become due.

3.6  S.E.C. Compliance and Listings.

     TMFT is a full-reporting Nevada Corporation currently traded on the NASD Electronic Bulletin Board (under the symbol: "TMFT"). TMFT is in full compliance with, and not in violation of, any state or federal securities laws. All outstanding shares of common stock of TMFT have been duly authorized and are validly issued, fully paid, and non-assessable and free of preemptive rights, and there are no registration rights existing or granted to any holders of restricted common stock of TMFT.

3.7  Compliance With Reporting Requirements.

     TMFT represents, warrants and agrees that, as of the date of Closing, TMFT has filed all forms, reports and documents with the S.E.C. required to be
filed by it pursuant to the Securities Act and   the Exchange Act, including,
without limitation, all reporting requirements of the Exchange Act. The reports filed with the S.E.C., to TMFT's knowledge, did not contain, as of their respective dates, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.8  Title to Property.

     TMFT has all requisite corporate power and authority to own its properties and assets and has good and marketable title to all properties and assets, real and personal, reflected in the Balance Sheet of TMFT, and the properties and assets of TMFT are subject to no mortgage, pledge, lien or encumbrances, except for liens shown therein, with respect to which no default exists.

3.9  Accuracy of Documents and Information.

     The copies of all instruments, agreements, other documents and written information delivered to API or any Shareholders by TMFT, or any of their representatives are and will be true and correct copies as of the date of delivery thereof. No representations or warranties made by TMFT in this Agreement nor any document, written information statement, financial statement, certificate or exhibit prepared and furnished or to be prepared and furnished by TMFT, or their representatives, to API or any Shareholders pursuant hereto or in connection with the transactions contemplated hereby, taken as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

3.10 Financial Statements.

     The following financial statements of TMFT have been furnished to API and the Selling Shareholders; audited financial statements of TMFT accompanied by a report of its independent certified public accountants containing audited balance sheets of TMFT for the period ending April 30th, 1998, 1999 and 2000,
(b) unaudited financial statements of TMFT containing balance sheets and statements of operations for the most recent quarter of October 31st, 2000 as filed on December 15th, 2000 available on Form 10-SB. To the knowledge of TMFT, such financial statements, together with and subject to the disclosures and notes thereto,

          (i)  Are in accordance with the books and records of TMFT; and

          (ii) Present fairly and accurately the financial condition of TMFT as of the dates of the balance sheets; and

         (iii) Present fairly and accurately the results of operations for the periods covered by such statements; and

          (iv) Have been prepared in accordance with generally accepted accounting principles applied on a consistent basis; and

           (v) Include all adjustments (consisting of only normal recurring accruals) which are necessary for a fair presentation of the financial condition of TMFT, and of the results of operations of TMFT for the periods covered by such statements; and

          (vi) Fully comply with all requirements of Regulation SK and all applicable securities laws.

3.11 Books and Records:

     From the date of this Agreement to the Closing, TMFT will:

          (1) Provide to API and the Selling Shareholders or their respective representatives any and all relevant documents regarding securities filings, broker dealer due diligence packages, offering memorandums, and copies of Form D; and

          (2) Give to API and the Selling Shareholders, or their respective representatives, full access during normal business hours to all of its offices, books, records, contracts, stock certificate books, stock certificates, transfer Ledgers, minutes books and other corporate documents ("Corporate Records") and properties so that Selling Shareholders may inspect and audit them; and

          (3) Furnish such information concerning the properties and affairs of TMFT as the Selling Shareholders may reasonably request. TMFT represents and warrants that all of TMFT's Corporate Records are true, correct and complete and constitute all of its Corporate Records, thereof and, the minute books of TMFT reflect all material actions taken and authorizations given by the Board of Directors of TMFT or any committee thereof and all material actions taken and authorization given by the Selling Shareholders of TMFT.

3.12 Tax Returns.

     TMFT has filed (or has obtained extensions for filing) all income, excise, sales, corporate franchise, property, payroll and other tax returns or reports required to be filed by it, as of the date hereof by the United States of America, any state or other political subdivision thereof or any foreign country and has other paid all taxes or assessments relating to the time periods covered by such returns or reports. The amounts set up as provisions for taxes in the latest financial statements are sufficient for the payment of all unpaid federal, foreign, state or local taxes of accrued for or applicable to all periods ended on or prior to the date of this Agreement, or which may subsequently be determined to be owing by with respect to all periods ending on or prior to the Closing date, subject to normal year-end adjustments, which will not be material. There are no present audits or disputes with any federal, foreign, state or local taxing authority as to taxes of any nature payable by TMFT.

3.13 Environmental Matters.   TMFT represents and warrants:

     (a) TMFT represents and warrants it is and has at all times been in compliance with all applicable federal state and local environmental laws.

     (b) TMFT has not been required to obtain any licenses or permits required under environmental laws for the operation of its business.

     (c) No hazardous substances (as defined in applicable federal, state and local environmental laws and regulations) have been generated, transported, stored, treated, recycled, disposed of or otherwise handled in any way in the operation of the TMFT's business, except in compliance with all applicable Environmental laws. There are no locations now owned or operated by TMFT where hazardous substances have been generated, transported, stored, treated, recycled, disposed of or otherwise handled, except in compliance with all
applicable environmental laws.   There is no past or ongoing release or threat
of release of hazardous substances from any of the properties currently owned or operated by TMFT or any of its affiliates or, to the knowledge of TMFT, from any properties formerly owned or operated by TMFT or any of its
affiliates.   TMFT has not treated, stored for more than 90 days, or disposed of any hazardous waste; as such term is used within the meaning of federal state or local law, except in compliance with all applicable environmental laws.

     (d) TMFT has not received any written notice from any governmental authority, regulatory agency or other person advising that TMFT is potentially responsible for costs associated with any release or threatened release of hazardous substances or potentially liable for any violation of any
environmental law.   No pending or, to the   knowledge of TMFT, threatened
order, litigation, settlement or citation with respect to hazardous substances exists with respect to or in connection with the operation of the business.
There has been no environmental investigation conducted by any   governmental
authority or regulatory agency with respect to the operation of its business.

     (e) No underground storage tanks are or, to the knowledge of TMFT, ever were located on any properties currently or previously owned or leased by TMFT. To the knowledge of TMFT, no PCBs or asbestos-containing materials are located on, contained in or otherwise form a part of any of the assets or properties of TMFT.

3.14 Depositories.

     TMFT shall make available to API a complete list of the name, location and account numbers of each bank, trust company, securities broker or other financial institution in which TMFT has an account, deposits, safe deposit box, lock box or other assets on hand and the names of all authorized persons with respect thereto.

3.15 Structure of Transaction.

     The transaction between API and TMFT is a stock-for-stock acquisition, and not a statutory merger. The current shareholders of TMFT will not be entitled to dissenters or appraisal rights under the corporate laws of Nevada.

3.16 Leak-out Agreements.

     The representations, warranties and other agreements set forth in the Leak-out Provision shall be accurate and shall be fully performed, and no person who executes such an agreement shall directly or indirectly own or control any shares, whether held in nominee name or otherwise, other than those which are subject to such agreement.

3.17 Benefit Plans of TMFT.

     TMFT is not a party to (i) any "employee benefit plan" within the meaning of Section 3(3) of ERISA, (ii) any profit sharing, pension, defined compensation, bonus, stock option, stock purchase, disability, severance, health, welfare or incentive plan or agreement or (iii) any written or
unwritten plan or policy   providing for  "fringe benefits" to its
employees, including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit or similar programs (individually a "Plan," and collectively the "Plans").

3.18 Confidentiality:

     TMFT and its representatives will keep confidential any information that they obtain from the Selling Shareholders or from API concerning the properties, assets and business of API. If the transactions contemplated by this Agreement are not consummated by March 1, 2001 TMFT will return to API all written matter with respect to API obtained by TMFT in connection with the negotiation or consummation of this Agreement.

3.19 Investment Intent.

     TMFT is acquiring API shares transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof, and TMFT has no commitment or present intention to liquidate API or to sell or otherwise dispose of shares of its stock.

             ARTICLE IV: Covenants Of API And Selling Shareholders

4.1  Maintenance of Business.

     API and Selling Shareholders will use their best efforts to carry on and preserve the business, goodwill and relationships of API with customers, suppliers, officers, employees, agents and others in substantially the same manner as they have prior to the date hereof. Subject to any directions from TMFT, API and Selling Shareholders will use its best efforts to keep and maintain the existing favorable business relationship with each of such customers, suppliers and officers, employees and agents. If API or any Shareholders becomes aware of deterioration in a relationship with any customer, supplier or officer, employee or agent, API or such Shareholders will promptly bring such information to the attention of TMFT and will exert its best efforts to restore such relationship.

4.2  Absence of Certain Changes.

     Prior to the Closing, including 90 days prior to this Agreement, except as expressly permitted or contemplated hereby, neither API nor any Shareholders has or will, without TMFT's prior express written consent, cause API to:

          (i) Incur any additional indebtedness for money borrowed, or guarantee any indebtedness or obligation of any other party;

          (ii) Set aside or pay any dividend or distribution of assets to, or repurchase any of its stock from, any of its Shareholders,

         (iii) Issue any capital stock or securities convertible into capital stock or grant or issue any options, warrants or rights to subscribe for its capital stock or securities convertible into its capital stock;

          (iv) Enter into, amend or terminate any employment agreement or any agreement or arrangement which, if in effect on the date hereof, would be required to be disclosed;

           (v) Extraordinarily increase the compensation payable or to become payable by API to any of its officers, employees or agents above the amount payable, or adopt or amend any employee benefit plan or arrangement;

          (vi) Acquire or dispose of any material properties or assets used in its business;

         (vii) Waive any statute of limitations so as to extend any tax or other liability of API;

        (viii) Permit any material change in the nature of the business of API or the manner in which the API books and records are maintained;

          (ix) Create or suffer to be imposed any lien, mortgage, security interest or other charge on or against its properties or assets, except for purchase money security interests incurred in the ordinary course of business;

           (x) Enter into, amend or terminate any lease of real or personal property;

          (xi) Amend its Articles of Incorporation or Bylaws; or

         (xii) Engage in any activities or transactions outside the ordinary course of its business as conducted at the date hereof.

4.3  Maintenance of Condition.

     Prior to the Closing, including 90 days prior to this Agreement, except as expressly permitted or contemplated hereby, no Shareholders will, without TMFT's prior express written consent:

          (i) Enter into any agreement, restriction or understanding with respect to the sale, transfer or voting of any shares of API Capital Stock;

          (ii) Permit any change in the good, valid and marketable title to his or her API Capital Stock, including the imposition any lien, charge or encumbrance on such stock;

         (iii) Impair his or her right, power and authority to sell, assign, transfer and deliver the API Capital Stock, to execute this Agreement and the agreements related hereto, to make the representations, warranties and agreements contained herein and in the related agreements and to perform his or her obligations hereunder and under the agreements related hereto;

          (iv) Be obligated under any agreement or judgment that would conflict with such Shareholders obligations under the proposed Employment Agreement, Consulting Agreements or Noncompetition Agreement attached, as applicable;

           (v) Enter into any agreement containing a covenant or covenants that purport to limit the ability or right of any Shareholders to engage in any lawful business activity.

4.4  Access to Information.

     At all times throughout the period prior to the Closing, API will give TMFT and its accountants, legal counsel and other representatives reasonable access, during normal business hours, to all of the properties, books, contracts, commitments and records relating to the business, assets and liabilities of API, and will furnish TMFT, its accountants, legal counsel and other representatives during such period all such information concerning its affairs as TMFT may reasonably request; provided, however, that any furnishing of such information pursuant hereto or any investigation by TMFT shall not affect TMFT's right to rely on the representations, warranties and covenants made by API in this Agreement.

4.5  Prior to the Closing.

     API shall continue to maintain properties of API that are material to its business operations, prospects or financial condition, and to maintain its tangible assets as they have heretofore been maintained by API in the ordinary course of business.

4.6  Compliance with Obligations.

     Prior to the Closing, API shall comply:

     (a) All applicable federal, state, local and foreign laws, rules and regulations;

     (b) All material agreements and obligations, including Articles of Incorporation and Bylaws, by which it, its properties or its assets may be bound; and

     (c) All decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to API, its properties or assets, which, if enforced individually or in the aggregate, would have a material adverse effect on API.

4.7  Necessary Consents.

     Prior to the Closing, API and each Shareholders will use their best efforts to obtain such written consents and take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby and to allow the continuation of API's business after the Closing as conducted and as proposed to be conducted at the date hereof.

4.8  Notification.

     API will give prompt notice to TMFT of:

     (a) Any notice of default received by API subsequent to the date of this Agreement under any material instrument or material agreement to which API is a party or by which it is bound, which default could, if not remedied, result in any material adverse change in the financial condition, business or prospects of API, taken as a whole, or which would render incorrect in any material respect any representation made herein; and

     (b) Any suit, action, proceeding or investigation instituted or, to the knowledge of API or any Shareholders, threatened against or affecting API or concerning any claim of ownership of or rights with respect to any API Capital Stock subsequent to the date of this Agreement and prior to the Closing which, if adversely determined, could result in any material adverse change in the financial condition, business or prospects of API, taken as a whole, or which would render incorrect any representation made herein.

4.9  Good Faith.

     From the date hereof until the termination of this Agreement, neither API, any Shareholders nor any of its officers or directors will initiate discussions or negotiate, or authorize any person or entity to discuss or negotiate on its behalf, with any other party, or entertain or consider (except to the extent required by their respective fiduciary duties) any inquiries or proposals received from any other party, concerning the possible disposition of API's business, assets or capital stock.

                      ARTICLE V: Covenants Of TMFT

5.1  Investment Representation.

     TMFT hereby represents, warrants and agrees that it is acquiring the API Capital Stock solely for purposes of investment and not with a view to any public distribution thereof. TMFT will deliver to API at the Closing an investment representation, in form and substance to the reasonable satisfaction of Shareholders and their counsel.

5.2  Documents.

     TMFT agrees to deliver unto Shareholders at the Closing, duly certified as of the Closing Date by the Secretary or any Assistant Secretary of TMFT, copies of resolutions duly adopted by TMFT 's Board of Directors, authorizing the execution, delivery and performance of this Agreement and all agreements related hereto. Such resolutions and certification shall be in form and substance to the reasonable satisfaction of Shareholders and their counsel.

               ARTICLE VI: Conditions To Obligations Of TMFT

     The obligations of TMFT to consummate the transactions contemplated hereby are, at TMFT's election, subject to satisfaction or waiver of the following conditions by API:

6.1  Consents and Approvals.

     API shall have obtained all consents and approvals of third parties (including governmental authorities) required of API and TMFT to consummate the transactions contemplated by this Agreement.

6.2  Representations.

     All representations and warranties made herein by API and/or Selling Shareholders shall be true in all material respects as of the date made and as of the Closing, except to the extent such representations and warranties are rendered untrue by the performance by API or any Shareholders of obligations and agreements undertaken by them to be performed at or prior to the Closing as set forth in this Agreement. API and each Shareholder shall have performed all obligations and agreements undertaken by it herein to be performed at or prior to the Closing.

6.3  Certificate.

     TMFT shall have received at the Closing a certificate, dated as of the Closing and executed by API's President and each Shareholders, to the effect that the conditions set forth in Sections 6 have been satisfied. If any representation or warranty made herein is not true as of the Closing, such certificate shall identify such representation or warranty expressly and shall indicate in reasonable detail the nature of all exceptions thereto not previously disclosed in the Schedule of Exceptions. If TMFT thereafter elects to consummate the transactions contemplated hereby, Shareholders shall not be liable for indemnification for any Damages resulting solely from the facts described in such certificate.

6.4  Opinion of Counsel.

     TMFT shall have received at the Closing, in form and substance satisfactory to TMFT and its counsel, to the effect that:

     (a) API is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or the ownership of its properties makes such qualification necessary;

     (b) All outstanding shares of such stock are held of record and beneficially as set forth on Exhibit A. All outstanding shares of API capital stock have been validly issued, are fully paid and nonassessable, and have been issued in full compliance with all applicable federal and state securities laws (provided such counsel need not express any opinion with respect to the anti-fraud provisions of such securities laws).

     (c) To such counsel's actual knowledge, no right of first refusal option or other restriction is applicable to any shares of API Capital Stock. To such counsel's actual knowledge, API does not have outstanding any preemptive or subscription rights, options, warrants, rights to convert, capital stock equivalents, stock appreciation rights or other rights to purchase or otherwise acquire any of its capital stock or other securities, or to be paid any amount based on the value of any such securities.

     (d) API has full corporate power and authority to execute and deliver, and to perform its obligations under this Agreement. API has taken all requisite corporate action to approve and adopt this Agreement and the performance by API of its obligations hereunder. This Agreement, the Employment Agreement and Agreement Not to Compete have been duly and validly executed and delivered by API to the extent that each is a party thereto, and constitute legal, valid and binding obligations of API and each such Shareholders that is a party to the applicable agreement, enforceable against them in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights generally and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

     (e) To such counsel's actual knowledge, the execution and delivery of this Agreement and the Related Agreements by API and Selling Shareholders, and the performance and consummation by API and Selling Shareholders of the transactions contemplated by this Agreement and Related Agreements, do not result in any conflict with, breach or violation of or default, termination, forfeiture or lien under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under) any terms or provisions of API's Articles of Incorporation or Bylaws, or any statute, rule, regulation, judicial or governmental decree, order or judgment, or to f such counsel' s actual knowledge, any material agreement, lease or other instrument to which API or any Shareholders is a party or to which they or any of API's assets are subject.

     (f) Assuming TMFT is a bona fide purchaser within the meaning of 8 of the Uniform Commercial Code, the transfer and assignment in accordance with this Agreement by or on behalf of each Shareholders to TMFT of the API Capital Stock to be purchased from such Shareholders, against the payment provided by this Agreement, will transfer good, absolute, valid and marketable title thereto, free and clear of any and all liens, claims, options, charges and encumbrances whatsoever.

     (g) To such counsel's actual knowledge, there is no consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or other governmental body required for the consummation by API and Selling Shareholders of the transactions contemplated by this Agreement which has not been obtained.

     (h) To such counsel's actual knowledge, there is no suit, arbitration or legal, administrative or other proceeding or governmental investigation pending or threatened to which API or any Shareholders are a party.

     (i) To such counsel's actual knowledge, there is no outstanding judicial or administrative order, ruling, decree, judgment or stipulation to which API or any Shareholders is a party or is subject materially adversely affecting or threatening API or its business or financial condition.

6.5  Delivery of the API Capital Stock.

     Within 60 days of Closing, TMFT shall have received at the Closing certificates representing all of the API Capital Stock, duly endorsed to TMFT or accompanied by stock powers duly executed in blank (with signatures guaranteed by any national bank or trust company) and otherwise in form acceptable for transfer on the books of API, duly endorsed to TMFT.

6.6  Good Standing Certificate.


     Within 60 days of Closing, TMFT shall have received a Status Certificate from API, issued by the Secretary of State of the State of Nevada and a good standing certificate from any other state in which API is qualified to do business, dated as of the date hereof, or in the alternative in a letter of opinion from API counsel.

6.7  No Material Adverse Change.

     During the period from the date of this Agreement to the Closing Date, there shall not have been any material adverse change in the condition (financial or other), liabilities, business or prospects of API, and Selling Shareholders shall not have sustained any material uninsured loss or damage to its assets that could materially and adversely affect its ability to conduct its business.

6.8  No Actions.

     Consummation of the transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or governmental body having jurisdiction and no action or proceeding shall have been instituted by any person or entity or threatened by any governmental agency which, in either such case, in the good faith judgment of TMFT's Board of Directors (acting upon advice of its outside counsel) has a reasonable probability of resulting in an order, judgment or decree restraining, prohibiting or rendering unlawful the consummation of the transactions contemplated by this Agreement.

6.9  Proceedings and Documents.

     All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be in form and substance to the reasonable satisfaction of TMFT's counsel, and TMFT shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

6.10 Reconstitute API Board of Directors and Resignations.

     After Closing, the Board of Directors of API shall be reconstituted to consist of one (1) or more persons as shall be appointed by a majority vote of the newly constituted Board of Directors of TMFT.

6.11 Executive Officers of API and Resignations.

     After the Closing, the newly constituted Board of Directors of API shall elect persons to serve as executive officers of API. Any persons serving as executive officers of API prior to the Closing who will not continue in such capacity immediately after the Closing shall tender their resignations in accordance with the Nevada General Corporation Law; however, this section shall have no effect on API's hired employees.

6.12 Subsequent Acquisition of WBI (with GPL subsidiary).

     As a subsequent condition to the Closing of this Agreement, TMFT shall complete the acquisition of WBI and GPL subsidiary, by acquiring all the issued and outstanding shares of WBI from the Selling Shareholders in exchange for shares of TMFT; wherein along with API, WBI (with GPL subsidiary) shall become wholly owned subsidiaries of TMFT.

6.13 Escrow of Selling Shareholders' stock; Subsequent Private or Public
Offering.

     Upon Closing, the 9,000,000 shares of common stock of TMFT designated to be issued to the Selling Shareholders of API shall be held in the attorney trust account of Corporate Stock Transfer, Inc., of Denver, Colorado, to act as escrow agent ("Selling Shareholders' Escrowed Stock").

     The Parties agree to release said Selling Shareholders' Escrowed Stock upon such time as the Selling Shareholders have: (a) prepared a private offering pursuant to Regulation Form D (and/or other exemptions from registration of the Securities Act), or in the alternative prepared a public offering by the filing of a registration statement with the S.E.C. under the Securities Act ("Private or Public Offering"); and, (b) received commitments from investors participating in said private or public offering for a minimum of one million dollars ($1,000,000), less selling commissions and costs ("Minimum Offering"). The kind of securities offered in the Private or Public Offering (whether common stock, preferred stock, debt, etc.), the number or price of said securities offered, and all other details of said Private or Public Offering are to be determined by the Parties. The Private or Public Offering shall be completed in compliance with all applicable state and federal securities laws.

     The Selling Shareholders intend to deliver, to the control of the newly appointed or re-slated Board of Directors of TMFT, the Minimum Offering from said Private or Public Offering on or before thirty (30) calendar days after passed since completed audited financials for the reorganized Registrant have been prepared by the independent auditors engaged to complete the audit for the Parties ("Financing Time Limit"). After the Financing Time Limit has passed, each additional thirty calendar day (30) period that passes wherein the Selling Shareholders have not delivered commitments from investors for the Minimum Offering, the Selling Shareholders shall forfeit the right to receive 1,000,000 shares of the 9,000,000 shares it may receive upon delivering the Financing described above. However, said Financing Time Limit, and the subsequent time afterward, shall be tolled for delays caused by inquiries by the SEC, filing of required forms or documents with other regulatory or government bodies, or extreme market contingencies. However, this Section shall not conflict with any other sections of this Agreement regarding the reconstitution of TMFT's Board of Directors, change of Executive officers, or change of name of TMFT.

6.14 NASDAQ Small Cap Eligibility:

     API represents that after closing, in conjunction with the subsequent condition of the Acquisition of WBI (with GPL subsidiary) by TMFT, that the Reorganized Company shall be eligible to qualify for the initial listing requirements of the National Association of Securities Dealers Automated Quotation (NASDAQ) Small cap Market, under either (a) or (b) satisfying:

     a. The requirement of having $4 million dollars of Net Tangible Assets as defined by NASDAQ, and may include capital raised in a private or public offering after closing; or

     b. The requirement of having $750,000 Net Income in latest fiscal year or 2 out of last 3 fiscal years.

6.15 Call and Put Option Rights.

     Upon the Closing of this Agreement, the Parties agree to grant Mr. David Merrell a Put Option ("Put Option"), on 250,000 shares of his Common Stock, ("Put/Call Escrowed Stock"), wherein for an exercise period of ninety (90) days ("Exercise period"), after 90 days from the signed execution of this Agreement, Mr. Merrell has the right, but not the obligation, to 'Put' or redeem such shares to TMFT at an exercise price of $1.60 per share, in minimum amounts of fifty thousand shares, or a total redemption of $400,000; however, upon the end of the exercise period the Put Option shall expire void and worthless; and

     Upon the Closing of this Agreement, Mr. David Merrell agrees to grant the newly elected Board of Directors of TMFT a Call Option ("Call Option"), on 250,000 shares of his Common Stock, ("Put/Call Escrowed Stock"), wherein for an exercise period of ninety (90) days ("Exercise period"), after 90 days from the signed execution of this Agreement, TMFT has the right, but not the obligation, to 'Call' or redeem such shares from Mr. Merrell at an exercise price of $2.00 per share, in minimum amounts of fifty thousand shares, or a total redemption of $500,000; however, upon the end of the exercise period the Call Option shall expire void and worthless;


    ARTICLE VII: Conditions To Obligations Of API And Selling Shareholders

     The obligations of API and Selling Shareholders to consummate the transactions contemplated hereby are, at API's election, subject to satisfaction or waiver of the following conditions by TMFT:

7.1  Consents and Approvals.

     TMFT shall have obtained all consents and approvals of third parties (including governmental authorities) required of API and TMFT to consummate the transactions contemplated by this Agreement.

7.2  Representations.

     All representations and warranties made herein by TMFT shall be true in all material respects as of the date made and as of the Closing except to the extent such representations and warranties are rendered untrue by the performance by TMFT of obligations and agreements undertaken by it to be performed at or prior to the Closing as set forth in this Agreement. TMFT shall have performed all obligations and agreements undertaken by it herein to be performed at or prior to the Closing.

7.3  Opinion of Counsel.

     API shall have received at the Closing the opinion of Mr. Leonard W. Burningham, Esq., counsel to TMFT, in form and substance satisfactory to API and their counsel, to the effect that:

     (a) TMFT is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted;

     (b) TMFT has full corporate power and authority to execute and deliver, and to perform its obligations under this Agreement and the Related Agreements. TMFT has taken all requisite corporate action to approve and adopt this Agreement and the Related Agreements, and the performance by TMFT of its obligations hereunder and hereunder. This Agreement and the Related Agreements have been duly and validly executed and delivered by TMFT and constitute legal, valid and binding obligations of TMFT, enforceable against it in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors rights generally, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance;

     (c) The execution and delivery of this Agreement by TMFT, and the performance and consummation by TMFT of the transactions contemplated by this Agreement, does not violate any provision of TMFT's Certificate of Incorporation or Bylaws, and does not constitute a material default under the provisions of any material agreement known to counsel to which TMFT is a party or by which it is bound;

     (d) There is no consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or other governmental body required for the consummation by TMFT of the transactions contemplated by this Agreement which has not been obtained;

     (e) The execution and delivery of this Agreement and the Related Agreements by TMFT and the performance and consummation by TMFT of the transactions contemplated by this Agreement and the Related Agreements, does not result in any conflict with, breach or violation of or default, termination, forfeiture or lien under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under) any terms or provisions of TMFT's Certificate of Incorporation or Bylaws, or any statute, rule, regulation, judicial or governmental decree, order or judgment, or to f such counsel' s actual knowledge, any material agreement, lease or other instrument to which TMFT is a party or to which it or any of its assets are subject.

7.4  Election of Board of Directors.

     On Closing, the current members of the Board of Directors of TMFT shall, as their last act of business prior to their resignation, in accordance with the Nevada General Corporation Law and the Articles of Incorporation and By-Laws of TMFT, cause the Board of Directors (the "Board") of TMFT to be reconstituted to consist of a total of seven (7) persons, who shall be the persons designated as the following seven individuals to be the sole members of the Board of Directors, as slated and confirmed: Messrs. Christopher M. Vance, Mr. T.G. Miller, Mr. Jerry Ludeman, Mr. William Carey, Mr. B.R. Fulkerson, Mr. Daniel Gotthilf, and Mr. Joseph O' Shaughnessy ("Reorganized
Board").  The current members of the TMFT Board   of   Directors shall resign
their respective board memberships.

7.5  Executive Officers of TMFT.

     Upon Closing, the newly constituted Board of Directors of TMFT shall elect the following persons to serve as executive officers of TMFT: as President Mr. C. Michael Vance, as Chief Executive Officer Mr. Jerry Ludeman, and as Managing Director Mr. T.G. Miller. Any persons presently serving, as executive officers of TMFT shall not continue in such capacity and upon Closing shall tender their resignations in accordance with the Nevada General Corporation Law.

     The Reorganized Board shall at the next Special Meeting, execute with the above newly elected Officers an Employment Agreement, which will include a Non-Competition Agreement.

7.6  Finder, Consultant, and Legal Fees.

     It is recognized by the Parties hereto that API entered into an agreement, including all amendments thereto (the "Consultants Agreement") as listed on Exhibit E, wherein said Consultants agreed to identify a public company to be involved in a merger or acquisition with API and WBI (with GPL subsidiary), and that TMFT is the public company agreed to by said Consultants and API. Under said Consultants Agreement, at Closing of the transactions
described herein, TMFT shall issue 881,169        shares of its Common Stock
to Consultants ("Consultants Shares"). TMFT recognizes and hereby assumes, at Closing, the obligations of API set forth in the Consultants Agreement including the obligation to register a number of the Consultants Shares upon any subsequent S-1, SB-1 or SB-2 registration statement in accordance with the express terms and conditions of said Consultants Agreement including 'Piggyback" registration rights.

     Except as disclosed on Exhibit E to the knowledge of the Parties, neither of them, or any party acting on their behalf, has incurred any liabilities, either express or implied, to any "broker" of "finder" or similar person in connection with this Agreement or any of the transactions contemplated hereby other than the arrangements described on Exhibit E. In this regard, TMFT, on the one hand, and API on the other hand, will indemnify and hold the other harmless from any claim, loss, cost or expense whatsoever (including reasonable fees and disbursements of counsel) from or relating to any such express or implied liability other than as disclosed herein.

7.7  Escrow Agreement.

     Upon the Closing of this Agreement, Mr. David Merrell agrees to place his Put/Call Escrowed Stock in safekeeping with an Escrow Agent, subject to the Put Option and Call Option described in Section 6.15. The balance of Mr. Merrell's holdings of Common Stock may be subject to a 'Leak-Out' Agreement as stipulated by the Parties. The shares subject to a leak-out agreement shall be re-issued in separate certificates (in denominations equal to each monthly leak-out amount), with a legend stamped on all certificates, to be negotiated by the Parties.

7.8  TMFT To Be Free of all Debts and Obligations.

     Upon Closing TMFT shall be free of all debts or obligations, and the Reorganized Company shall have no outstanding obligations associated with the transaction.

7.9  Leak-out Agreements.

     Prior to the Closing, all of the Consultants to this transaction, current and former management of TMFT, and any other party which holds a significant number of free trading shares of the merged company which the WBI Shareholders requires execute leak-out agreements, shall be subject to leak-out agreements as shall be mutually agreed between the parties in substantially the form set forth in attached Exhibit F.

7.10 Retirement of Mr. Merrell's Stock.

     Immediately upon Closing, Mr. Merrell agrees to retire 550,000 to the treasury of TMFT his shares he had held for over two years and is eligible for Rule 144 (K) of the Securities Act.

7.11 Stock issued to Resigning TMFT Officer.

     The Parties agree to newly issue Mr. Merrell Fifty Thousand (50,000) shares of common stock by the Reorganized Company. Newly issued common stock by the Reorganized Company, shall be deemed to be restricted securities, as defined and subject to Rule 144 of the Securities Act of 1933, as amended, unless incorporated into a registration statement with SEC.

7.12 No Action.

     Consummation of the transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or governmental body having jurisdiction and no action or proceeding shall have been instituted by any person or entity or threatened by any governmental agency which, in either such case, in the good faith judgment of API (acting upon advice of their outside counsel) has a reasonable probability of resulting in an order, judgment or decree restraining, prohibiting or rendering unlawful the consummation of the transactions contemplated by this Agreement.

                       ARTICLE VIII: Termination

8.1  Termination by Mutual Consent.

     At any time prior to the Closing, this Agreement may be terminated by mutual written consent of TMFT, API and API's Shareholder.

8.2  Termination by TMFT.

     TMFT may terminate this Agreement at any time prior to the Closing by delivery of written notice to API or Selling Shareholders if:

     (a) There has been a material adverse change since the date of the API Financials in API's business, assets, financial condition or prospects;

     (b) API or Selling Shareholders have violated this Agreement in any material respect;

     (c) Any representation or warranty made by API or API in this Agreement is false or inaccurate in any material respect or there is any material misrepresentation or material omission by API or API; or

     (d) Any condition has not been satisfied (or waived by TMFT) on or prior to the Closing Date.

8.3  Termination by API.

     API may terminate this Agreement at any time prior to the Closing by delivery of written notice to TMFT if TMFT has violated this Agreement in any material respect; any representation or warranty made by TMFT in this Agreement is false or inaccurate in any material respect or there is any material misrepresentation or material omission by TMFT; or any condition has not been satisfied (or waived by API) on or prior to the Closing Date.

                      ARTICLE IX: Miscellaneous

9.1  Notices.

     Any notice given hereunder shall be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex) or the third business day after mailing by certified or registered mail, postage prepaid, as follows:

     (a) If to TMFT:

     Mr. David Merrell, President
     The Theme Factory, Inc.
     9005 Cobble Canyon Lane
     Sandy, Utah 84403

               With a copy to:

     Mr. Leonard W. Burningham, Esq.
     Hermes Building, Suite 205
     455 East Fifth South
     Salt Lake City, Utah 84111-3323

     (b) If to API:

     Mr. Travis Miller, President
     c/o AquaPure International, Inc.
     4838 South Detroit Avenue
     Tulsa, OK 74105

               With a copy to:

     Mr. Robert K. Brooks, Esq.
     Robert K. Brooks, PLC
     2101 Corporate Blvd., Ste. 415
     Boca Raton, FL 33431

     (c) If to Selling Shareholders:

     Mr. Travis Miller, President
     c/o AquaPure International, Inc.
     4838 South Detroit Avenue
     Tulsa, OK 74105

Or to such other address as any party may have furnished in writing to the other parties in the manner provided above.

9.2  Entire Agreement.

     This Agreement constitutes the final, exclusive and complete understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and discussions with respect thereto. No variation or modification of this Agreement and no waiver of any provision or condition hereof, or granting of any consent contemplated hereby, shall be valid unless in writing and signed by the party against whom enforcement of any such variation, modification, waiver or consent is sought.

9.3  Confidentiality.

     Except for disclosure (if any) required by any law to which any party is subject, no public announcement regarding the consummation of the transactions described herein, shall be made without the approval of TMFT and API. TMFT, API and Selling Shareholders agree to hold all information regarding the Letter of Intent and the transactions described herein in confidence until the time of any such public announcement.

9.4  Limitation on Communication with Other Parties.

     API and the Selling Shareholders agree to refrain from initiating any contact or participating in any discussions with any person other than their own representatives relating to a purchase of the API Capital Stock or assets or an acquisition, merger or reorganization of API. Such agreement shall terminate upon the closing of this Agreement.

9.5  Successors and Assigns.

     No party may, without the prior express written consent of each other party, assign this Agreement in whole or in part. This Agreement shall be binding upon and inure to the benefit of the respective heirs, personal representatives, successors and permitted assigns of the parties hereto.

9.6  Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

9.7  Survival.

     The representations and warranties made by the parties hereto in this Agreement, and their respective obligations to be performed under the terms hereof at or prior to the Closing hereunder shall terminate and expire one year after the Closing Date, notwithstanding any investigation of the facts constituting the basis of the representations and warranties of any party by any other party hereto.

9.8  Arbitration.

     Arbitration shall be the initial means for resolving disputes between the parties with respect to this Agreement and any agreements related thereto, and any such arbitration shall take place in the county of Palm Beach, in the state of Florida. If any party wishes to commence arbitration hereunder, it shall serve written notice to such effect on the other party or parties hereto and, within fifteen (15) days thereafter, the parties shall mutually select a single arbitrator to conduct such arbitration. In the event that the parties fail to agree on such single person, each of the parties shall choose one (1) member of three- (3) member panel and those two (Section 2) members shall select a third. In conducting the arbitration, the arbitrator or arbitration panel shall apply the Commercial Arbitration Rules of the American Arbitration Association as modified by any other instructions that the parties may agree upon at the time, except that each party shall have the right to conduct discovery in any manner and to any extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts. The arbitrator shall decide the dispute upon equitable principles and industry usage, as determined by the arbitrator, but shall not modify the terms of this Agreement. Costs and expenses, including reasonable attorneys ' fees, incurred with respect to the arbitration shall be borne by the losing party, unless otherwise determined by the arbitrator based on a showing of good cause to vary from usual rule expressed in this sentence. The arbitrator's award shall be final and unappealable. A judgment upon the award may be entered in any court having jurisdiction of the parties.

9.9  Confidential.

     TMFT and its representatives agree that all information obtained during its investigation conducted that is not publicly available will be held in confidence and will be used solely for the purpose of evaluating the TMFT investment in API. In the event the transaction contemplated by this Agreement does not close, all copies of such information will be returned to API, and such information will continue to be kept in confidence by TMFT and its representatives, except for such information that is required to be disclosed by court order or decree or that is otherwise in the public domain.

9.10 Captions and/or Headings.

     The Captions and /or Headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

9.11 Counterparts.

     This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.


DEFINITIONS:

"Actual Knowledge" - Notwithstanding anything to the contrary, a Person will only be deemed to have actual knowledge if such Person is actually aware of such fact or other matter.

"Breach"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

"Consent"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"Contract"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"Damages"--any loss, liability, claim, damage (incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

     a. Any Breach of any representation or warranty made by Selling Shareholders in this Agreement; or

     b. Any Breach by either Shareholders of any covenant or obligation of such Shareholders in this Agreement; or

     c. Any claim by any Person for finder's fees based upon any agreement or understanding alleged to have been made by any such Person in connection with any of the Contemplated Transactions.

"Duty of Care"-Directors occupy a fiduciary relationship to the Corporation, and must exercise the care of ordinarily prudent and diligent persons in like positions.

"Earn-In Provision"-Shares agreed to be issued but set aside as unissued in contemplation of Specific Performance or Act to certain shareholders to earn such shares or not, per the provisions set forth in Section 6.11.

"Encumbrance"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"Environment"--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

"Environmental, Health, and Safety Liabilities"--any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

     (a) Any environmental, health, or safety matters or conditions (including on-site or off- site contamination, occupational safety and health, and regulation of chemical substances or products); or

     (b) Fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; or

     (c) Financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

     (d) Any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

"Environmental Law"--any Legal Requirement that requires or relates to:

     (a) Advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; or

     (b) Preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; or

     (c) Reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; or

     (d) Assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; or

     (e)  Protecting resources, species, or ecological amenities; or

     (f) Reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; or

     (g) Cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

     (h) Making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

"ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Exchange Act" - the Exchange Act of 1934, as amended.

"Facilities"--any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated

"GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to.

"Governmental Authorization"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body"-includes any

     (a) Nation, state, county, city, town, village, district, or other jurisdiction of any nature; or

     (b)  Federal, state, local, municipal, foreign, or other government; or

     (c) Governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

     (d)  Multi-national organization or body; or

     (e) Body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Hazardous Activity"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

"Hazardous Materials"--any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials.

"HSR Act"--the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law. "Intellectual Property Assets" -includes

     (i) The name Geyser Products, LLC and Water Star Bottling, Inc., all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks"); and

     (ii) All patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents"); and

     (ii) All copyrights in both published works and unpublished works (collectively, "Copyrights"); and

    (iii)      All rights in mask works (collectively, "Rights in Mask
Works");
               and

     (iv) All know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology,
               plans, drawings, and blue prints (collectively, "Trade
Secrets");
               owned, used, or licensed by any Acquired Company as licensee or licensor.

"IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

"IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"Knowledge"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

     (a) Such individual is actually aware of such fact or other matter; or, a prudent individual in similar circumstances should be expected to be aware of such fact or other matter if he or she had conducted a reasonably thorough inquiry concerning the existence of such fact or other matter; or

     (b) In the case of an officer or director of a corporation, he or she would be expected to either know or should have known of facts or other matters material to the corporation, in the course of conducting reasonable corporate governance in satisfying their Duty of Care to the Corporation; or a prudent officer or director in similar circumstances should be expected to be aware of facts or other matters material to the corporation, if he or she had conducted a reasonably thorough inquiry concerning such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had or should have had, knowledge of such fact or other matter.

"Legal Requirement"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"Net Tangible Assets" -- Net tangible assets equals Total Assets minus Total Liabilities minus Goodwill minus Redeemable Securities.

"Occupational Safety and Health Law"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"Order"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

     (a) Such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

     (b) Such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) [and is not required to be specifically authorized by the parent company (if any) of such Person]; and

     (c) Such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

"Organizational Documents"-

     (a) The articles or certificate of incorporation and the bylaws of a corporation;

     (b) The partnership agreement and any statement of partnership of a general partnership;

     (c) The limited partnership agreement and the certificate of limited partnership of a limited partnership;

     (d) Any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and

     (e)  Any amendment to any of the foregoing.

"Person"--any individual, corporation (including any non-profit corporation), general or limited partnership, Limited Liability Company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"Proceeding"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Related Person"--with respect to a particular individual,

     (a)  Each other member of such individual's Family;

     (b) Any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

     (c) Any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

     (d) Any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

"Representative"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"Securities Act"--the Securities Act of 1933, as amended or any successor law.

"Subsidiary"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

"Tax Return"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax.

IN WITNESS WHEREOF, the parties hereto have caused this definitive final and legally binding Agreement to be executed by their respective authorized officers as of this 9th day of March, 2001.

The Theme Factory, Inc.:

By: /s/ David Merrell
Name:  Mr. David Merrell
Title: President

AquaPure International, Inc.

By: /s/ Travis G. Miller
Name:   Mr. Travis G. Miller
Title:  President


Representative to Selling Shareholders:

By: /s/ Travis G. Miller
Name:   Mr. Travis G. Miller


The Signatories below acknowledge this Agreement and act as Witnesses:


Water Star Bottling, Inc,

By: /s/ Christopher M. Vance
Name:  Mr. Christopher M. Vance
Title: President

Geyser Products, LLC

By: /s/ Christopher M. Vance
Name   Mr. Christopher M. Vance
Title  Manager Member

                              EXHIBIT A
                        AQUAPURE STOCKHOLDERS

Richard P. George                                        450,000
Jerry Ludeman                                          2,000,000
Billy Ross Fulkerson                                     450,000
Dan Gotthilf                                             200,000
T.G. Miller                                            1,000,000
Bill Carey                                                50,000
Calvert Heskiel                                          224,500
G.B. Miller WROS Tiffany J. Miller                     1,000,000
Tiffany J. Miller/Michelle Miller                      3,000,000
Margaret Kapelanski                                       50,000
Jamal Motil                                               10,000
Richard S. Southwick                                      18,000
Stanley J. Kapelaski                                      70,000
Edward E. Yonan                                           10,000
Michael Weber                                            177,000
Joe Cervini                                              125,000
Najiba Heskiel                                            40,000
A.N. George                                                5,000
Vito Barbabente                                            7,500
Warda Youssef                                             10,000
Alice A. Jacob                                            10,000
Luciano Morgante                                           5,000
George Sheena                                              5,000
Francisco Villa                                           10,000
Rard Jano                                                  5,000
Esho Marcus                                                5,000
Gerald G. Penovich                                        30,000
Bakida M. Hurizam                                         10,000
Admon Oraham                                              18,000

                            EXHIBIT F
                        LEAK-OUT AGREEMENT


March ___, 2001


To: The Leak-out Committee:

Geyser Group Ltd.
205 E. Southern Avenue., Suite 200
Mesa, Arizona 85210
Bill Fulkerson, Secretary

Bridgestone Capital Group, LLC
29870 Telegraph Rd.
Southfield, Michigan 48034
Bill Harrison, President

Re: Agreement and Plan or Reorganization between Geyser Group Ltd. (formerly The Theme Factory, Inc.) and AquaPure International Inc. ("AquaPure")

To the Above Leak-out Committee:

     The undersigned is the owner ("Record Owner") of ________ post dividend common shares of Geyser Group Ltd., formerly The Theme Factory, Inc., (hereinafter the "Company" or "GGRP"). The Record Owner hereby represents to the Company and to the above "Leak-out Committee" (the "Committee") that the Shares are the only shares currently owned of record or beneficially controlled by the undersigned that are currently freely-traded or that will be eligible to become freely-traded within the next eight month period. The undersigned hereby agrees pursuant to this leak-out agreement (the "agreement"), among other things enumerated below, not to sell the Shares or otherwise transfer the Shares except as provided herein. The undersigned further agrees that the restriction on the transfer of the Shares relates to the certificates referenced above and to any other certificates which may be issued by the Company or acquired during the eight-month period of this agreement. In connection with the foregoing, the undersigned agrees as follows:

     1. The Record Owner has full power and authority to enter into this Agreement and to restrict the transferability and saleability of the Shares as provided herein.

     2. The Record Owner's compliance with the terms and conditions of this Agreement will not conflict with any instrument or agreement pertaining to such Shares, and will not conflict with, result in a breach of, or constitute a default under any instrument to which Record Owner is a party.

     3. The Record Owner owns the Shares and represents that they are clear of any and all liens and encumbrances.

     4. Beginning on March 7, 2001, closing date of the transaction between "AquaPure" and GGRP beginning with the current month (ending March 31, 2001) and in each calendar month during the first five (5) calendar months following said Closing the Record Owner agrees not to sell more than _______ Shares in any calendar month on a cumulative basis without the unanimous prior written consent of all members of the Leak-out Committee. During the period of the sixth (6th) month after Closing through the eighth (8th) month (ending October 31, 2001), the Record Owner agrees not to sell more than _______ Shares in any calendar month on a cumulative basis without the prior unanimous written consent of all three members of the Leak-out Committee.

     5. The Record Owner agrees not to make any private transfer of any of the Shares unless the transferee agrees in writing to be bound by the restrictions contained herein.

     6. The Record Owner agrees to return any and all share certificates that are subject to this agreement and agrees to cooperate with the Leak-out Committee in executing such stock transmittal requests or other documents for the transfer agent as may be necessary to reissue the stock in separate certificates in the amount of the monthly sale allotments and with each certificate stamped with the following restrictions:

     "Pursuant to a "leak-out Agreement" dated 03/__/01, the shares represented by this certificate may not be sold, in whole or in part, in the open market until ___________, 2001, and no private transfer of these shares shall be made unless the transferee agrees in writing to be bound by the terms of the leak-out agreement.

Very truly yours,


______________________________